Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

SECOND QUARTER 2021 FINANCIAL RESULTS

Base Dividend of $0.32 and Supplemental Dividend of $0.06 Declared for Third Quarter

Board of Directors Declared Special Dividend of $0.04 Per Share

EVANSTON, Ill., August 5, 2021 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights

•	Total investment income of $21.8 million

•	Net investment income of $6.5 million, or $0.26 per share

•	Adjusted net investment income of $10.4 million, or $0.42 per share(1)

•	Net increase in net assets resulting from operations of $25.9 million, or $1.06 per share

•	Invested $104.2 million in debt and equity securities, including six new portfolio companies

•	Received proceeds from repayments and realizations of $93.0 million

•	Paid supplemental dividend of $0.08 per share and regular quarterly dividend of $0.31 per share on June 28, 2021

•	Net asset value (“NAV”) of $429.4 million, or $17.57 per share, as of June 30, 2021

•	Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2021 of $25.5 million, or $1.04 per share

Management Commentary

“Our portfolio performed well in the second quarter, generating a 15% increase in adjusted net investment income year over year. As a result of this solid operating performance along with portfolio fair value appreciation, NAV reached $17.57 per share. With M&A activity remaining at high levels, we invested $104.2 million including in six new portfolio companies, bringing the total number of active portfolio companies to 72, and we received repayments of $93.0 million,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Looking ahead, our healthy liquidity places Fidus in a very strong position to carefully build our portfolio of debt investments in lower middle market companies with resilient business models and positive long-term outlooks. Consistent with our track record of managing the business for the long term and deliberate investment selection, we intend to continue to emphasize quality over quantity while remaining focused on capital preservation and generating attractive risk adjusted returns.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2021 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2021, as compared to the same period in 2020 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Interest income	$17,791	$18,839	$(1,048)	(5.6%)
Payment-in-kind interest income	1,104	1,181	(77)	(6.5%)
Dividend income	827	18	809	4494.4%
Fee income	2,103	393	1,710	435.1%
Interest on idle funds	1	2	(1)	(50.0%)

Total investment income	$21,826	$20,433	$1,393	6.8%

Net investment income	$6,473	$9,291	$(2,818)	(30.3%)
Net investment income per share	$0.26	$0.38	$(0.12)	(31.6%)
Adjusted net investment income (1)	$10,356	$9,028	$1,328	14.7%
Adjusted net investment income per share (1)	$0.42	$0.37	$0.05	13.5%
Net increase (decrease) in net assets resulting from operations	$25,886	$7,973	$17,913	224.7%
Net increase (decrease) in net assets resulting from operations per share	$1.06	$0.33	$0.73	221.2%

The $1.4 million increase in total investment income for the three months ended June 30, 2021, as compared to the same period in 2020 was primarily attributable to (i) a $1.7 million increase in fee income resulting from an increase in origination, prepayment, and amendment fees, (ii) $0.8 million increase in dividend income due to increased levels of distributions received from equity investments, and (iii) a $1.1 million decrease in total interest income resulting from a decrease in average debt investment balances outstanding, partially offset by a higher weighted average yield on debt investment balances outstanding, during 2021 as compared to 2020.

For the three months ended June 30, 2021, total expenses, including the base management and income incentive fee waivers and income tax provision, were $15.3 million, an increase of $4.2 million, or 37.8%, from the $11.1 million of total expenses, including the base management and income incentive fee waivers and income tax provision, for the three months ended June 30, 2020. The increase was primarily attributable to (i) a $4.1 million increase in capital gains incentive fee accrued and a $0.8 million increase in income incentive fee including a one-time incentive fee waiver in 2020, (ii) a $0.3 million decrease in interest and financing expenses due to a decrease in average borrowings outstanding and the weighted average interest rate, and (iii) a $0.3 million decrease in professional fees.

Net investment income decreased by $2.8 million, or (30.3)%, to $6.5 million during the three months ended June 30, 2021 as compared to the same period in 2020, as a result of the $1.4 million increase in total investment income and the $4.2 million increase in total expenses, including base management and income incentive fee waivers and income tax provision. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, increased by $1.3 million, or 14.7%, to $10.4 million.

For the three months ended June 30, 2021, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $2.2 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $0.2 million for the same period in 2020.

Portfolio and Investment Activities

As of June 30, 2021, the fair value of our investment portfolio totaled $743.5 million and consisted of 72 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 110.8% of the related cost basis as of June 30, 2021. As of June 30, 2021, 28 portfolio company’s debt investments bore interest at a variable rate, which represented $296.2 million, or 50.0%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of June 30, 2021, our average active portfolio company investment at amortized cost was $9.3 million, which excludes investments in the four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.2% as of June 30, 2021. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2021, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing, if any.

Second quarter 2021 investment activity included the following new portfolio company investments:

•	2KDirect, inc. (dba iPromote), a leading omni-channel digital advertising platform for small and mid-sized businesses. Fidus invested $18.0 million in first lien debt and common equity.

•

Aeronix, Inc., a supplier of data transfer, signal analysis, and communications products and related engineering services primarily to the defense industry. Fidus invested $7.0 million in first lien debt and common equity.

•

ISI PSG Holdings, LLC (dba Incentive Solutions, Inc.), a provider of online rewards, travel incentives, and gift card reward programs. Fidus invested $25.5 million in first lien debt and common equity and subsequently sold a $13.5 million participating interest in the first lien debt.

•

Level Education Group, LLC (dba CE4Less), a leading provider of online continuing education for mental health and nursing professionals. Fidus invested $6.5 million in first lien debt and common equity.

•

UPG Company, LLC, an original design and contract manufacturer of complex assemblies with roots as a manufacturer of precision injection molded plastics. Fidus invested $12.0 million in first lien debt.

•	Winona Foods, Inc., a leading provider of natural and processed cheese products, sauces, and plant-based alternatives. Fidus invested $11.0 million in first lien debt.

Liquidity and Capital Resources

As of June 30, 2021, we had $54.2 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of June 30, 2021, we had SBA debentures outstanding of $139.3 million, $19.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the February 2024 Notes, the “Public Notes”), and $125.0 million outstanding of our 4.750% notes due 2026 (the “2026 Notes” and collectively with the Public Notes the “Notes”). As of June 30, 2021, the weighted average interest rate on total debt outstanding was 4.2% (excluding secured borrowings).

Subsequent Events

On July 16, 2021, we exited our debt investments in Hilco Technologies. We received payment in full of $10.3 million on our first lien debt and revolving loan. We received a distribution on our equity investments for a realized loss of approximately ($1.0) million.

On July 23, 2021, we exited our debt investment in CRS Solutions Holdings, LLC. We received payment in full of $11.4 million on our second lien debt.

On July 26, 2021, we exited our debt and equity investments in Worldwide Express Operations, LLC, which was acquired under a new holding company, Accord Topco, LP (dba Worldwide Express). We received payment in full of $20.0 million on our second lien debt. We sold a portion of our common equity investment for a realized gain of approximately $3.0 million. In conjunction with the transaction, we invested $1.5 million in common equity, of which $0.8 million was rolled over from our original common equity investment and funded a $20.0 million second lien loan commitment.

Third Quarter 2021 Base Dividend of $0.32, Supplemental Dividend of $0.06, and Special Dividend of $0.04 Per Share Declared

On August 2, 2021, our board of directors declared a base dividend of $0.32 per share, a supplemental dividend of $0.06 per share, and a special dividend of $0.04 per share for the third quarter. The dividends will be payable on September 28, 2021, to stockholders of record as of September 14, 2021.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2021 taxable income, as well as the tax attributes for 2021 dividends, will be made after the close of the 2021 tax year. The final tax attributes for 2021 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2021 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 6, 2021. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 6857165.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on August 6, 2021, until 11:59pm ET on August 13, 2021, and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 6857165. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Investments, at fair value:
Control investments (cost: $71,869 and $32,969, respectively)	$61,168	$28,253
Affiliate investments (cost: $26,713 and $31,836, respectively)	92,639	81,394
Non-control/non-affiliate investments (cost: $572,350 and $622,222, respectively)	589,651	633,222

Total investments, at fair value (cost: $670,932 and $687,027, respectively)	743,458	742,869
Cash and cash equivalents	54,211	124,308
Interest receivable	7,767	7,548
Prepaid expenses and other assets	2,244	1,015

Total assets	$807,680	$875,740

LIABILITIES
SBA debentures, net of deferred financing costs	$135,848	$144,004
Notes, net of deferred financing costs	202,857	300,294
Borrowings under Credit Facility, net of deferred financing costs	(824)	(1,048)
Secured Borrowings	13,500	—
Accrued interest and fees payable	5,476	3,500
Base management fee payable, net of base management fee waiver – due to affiliate	3,186	3,244
Income incentive fee payable, net of income incentive fee waiver – due to affiliate	2,550	2,610
Capital gains incentive fee payable – due to affiliate	15,005	11,031
Administration fee payable and other, net – due to affiliate	183	576
Taxes payable	(425)	275
Accounts payable and other liabilities	957	494

Total liabilities	378,313	464,980

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,437,400 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively)	24	24
Additional paid-in capital	363,751	363,751
Total distributable earnings	65,592	46,985

Total net assets	429,367	410,760

Total liabilities and net assets	$807,680	$875,740

Net asset value per common share	$17.57	$16.81

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Investment Income:
Interest income
Control investments	$975	$449	$1,568	$881
Affiliate investments	711	831	1,559	1,814
Non-control/non-affiliate investments	16,105	17,559	33,802	33,611

Total interest income	17,791	18,839	36,929	36,306
Payment-in-kind interest income
Control investments	596	445	937	870
Affiliate investments	84	29	195	69
Non-control/non-affiliate investments	424	707	940	1,323

Total payment-in-kind interest income	1,104	1,181	2,072	2,262
Dividend income
Control investments	568	—	568	—
Affiliate investments	110	1	110	108
Non-control/non-affiliate investments	149	17	242	46

Total dividend income	827	18	920	154
Fee income
Control investments	—	—	400	—
Affiliate investments	85	66	268	66
Non-control/non-affiliate investments	2,018	327	4,526	1,618

Total fee income	2,103	393	5,194	1,684
Interest on idle funds	1	2	1	10

Total investment income	21,826	20,433	45,116	40,416

Expenses:
Interest and financing expenses	4,562	4,863	9,756	9,823
Base management fee	3,215	3,193	6,391	6,465
Incentive fee - income	2,550	2,113	5,219	3,968
Incentive fee (reversal) - capital gains	3,883	(263)	3,974	(9,141)
Administrative service expenses	430	364	843	830
Professional fees	312	654	635	1,207
Other general and administrative expenses	396	500	741	835

Total expenses before base management and income incentive fee waivers	15,348	11,424	27,559	13,987

Base management and income incentive fee waivers	(29)	(423)	(29)	(423)

Total expenses, net of base management and incentive fee waivers	15,319	11,001	27,530	13,564

Net investment income before income taxes	6,507	9,432	17,586	26,852
Income tax provision (benefit)	34	141	32	144

Net investment income	6,473	9,291	17,554	26,708

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	957	—
Affiliate investments	—	87	—	24,419
Non-control/non-affiliate investments	2,150	117	4,409	7,163

Total net realized gain (loss) on investments	2,150	204	5,366	31,582

Income tax (provision) benefit from realized gains on investments	—	(14)	—	(1,065)
Net change in unrealized appreciation (depreciation):
Control investments	(6,877)	(68)	(5,985)	(1,764)
Affiliate investments	12,416	3,797	16,368	(35,453)
Non-control/non-affiliate investments	11,724	(5,237)	6,301	(38,881)

Total net change in unrealized appreciation (depreciation) on investments	17,263	(1,508)	16,684	(76,098)

Net gain (loss) on investments	19,413	(1,318)	22,050	(45,581)
Realized losses on extinguishment of debt	—	—	(2,180)	(125)

Net increase (decrease) in net assets resulting from operations	$25,886	$7,973	$37,424	$(18,998)

Per common share data:
Net investment income per share-basic and diluted	$0.26	$0.38	$0.72	$1.09

Net increase in net assets resulting from operations per share — basic and diluted	$1.06	$0.33	$1.53	$(0.78)

Dividends declared per share	$0.39	$0.30	$0.77	$0.69

Weighted average number of shares outstanding — basic and diluted	24,437,400	24,437,400	24,437,400	24,447,517

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months June 30, 2021 and 2020.

	($ in thousands) Three Months Ended June 30, (unaudited)		($ in thousands) Six Months Ended June 30, (unaudited)
	2021	2020	2021	2020
Net investment income	$6,473	$9,291	$17,554	$26,708
Capital gains incentive fee expense (reversal)	3,883	(263)	3,974	(9,141)

Adjusted net investment income (1)	$10,356	$9,028	$21,528	$17,567

	(Per share) Three Months Ended June 30, (unaudited)		(Per share) Six Months Ended June 30, (unaudited)
	2021	2020	2021	2020
Net investment income	$0.26	$0.38	$0.72	$1.09
Capital gains incentive fee expense (reversal)	0.16	(0.01)	0.16	(0.37)

Adjusted net investment income (1)	$0.42	$0.37	$0.88	$0.72

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com